FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Municipal Trust

Series Number	10
Fund	Fidelity Municipal Income Fund
Trade Date	02/15/2012
Settle Date	02/23/12
Security Name	NY ST DORM LEAS 5% 5/15/22
CUSIP	64990HNB2
Price	$123.554
Transaction Value	$5,312,822.00
Class Size	$400,420,000.00
% of Offering	1.07%
Underwriter Purchased From	Citigroup Global Markets Inc.
Underwriting Members: (1)	Citigroup Global Markets Inc.
Underwriting Members: (2)	Morgan Stanley & Co. LLC
Underwriting Members: (3)	Bank of America Merrill Lynch
Underwriting Members: (4)	BB&T Capital Markets
Underwriting Members: (5)	Blaylock Robert Van LLC
Underwriting Members: (6)	Cabrera Capital Markets, LLC
Underwriting Members: (7)	Duncan-Williams, Inc.
Underwriting Members: (8)	Fidelity Capital Markets
Underwriting Members: (9)	Goldman, Sachs & Co.
Underwriting Members: (10)	Grigsby & Associates
Underwriting Members: (11)	Jackson Securities, LLC
Underwriting Members: (12)	Janney Montgomery Scott LLC
Underwriting Members: (13)	Jefferies & Company, Inc.
Underwriting Members: (14)	J.P. Morgan Securities LLC
Underwriting Members: (15)	KeyBanc Capital Markets Inc.
Underwriting Members: (16)	Lebenthal & Company LLC
Underwriting Members: (17)	Loop Capital Markets
Underwriting Members: (18)	M.R. Beal & Company
Underwriting Members: (19)	Morgan Keegan
Underwriting Members: (20)	Oppenheimer & Co.
Underwriting Members: (21)	Piper Jaffray & Co.
Underwriting Members: (22)	Prager & Co. LLC
Underwriting Members: (23)	RBC Capital Markets
Underwriting Members: (24)	Ramirez & Co., Inc.
Underwriting Members: (25)	Raymond James & Associates
Underwriting Members: (26)	Rice Financial Products Company
Underwriting Members: (27)	Roosevelt & Cross, Inc.
Underwriting Members: (28)	Siebert Brandford Shank & Co.
Underwriting Members: (29)	Southwest Securities, Inc.
Underwriting Members: (30)	Sterne, Agee & Leach, Inc.
Underwriting Members: (31)	Stifel, Nicolaus & Company, Inc.
Underwriting Members: (32)	TD Securities (USA) LLC